As filed with the Securities and Exchange Commission on November 23, 2015

Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (No. 333-148460)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LUMENIS LTD.
(Exact Name of Registrant as Specified in Its Charter)

State of Israel	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Lumenis Ltd.
P.O. Box 240
Yokneam 2069204, Israel
 (Address of Principal Executive Offices) (Zip Code)

1999 Share Option Plan
2000 Share Option Plan
Israel 2003 Share Option Plan
2007 Share Incentive Plan
(Full Title of the Plan)

Lumenis Inc.
2033 Gateway Place
San Jose, CA 95110
(Name and Address of Agent For Service)

(408) 764-3000
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Jonathan M. Nathan, Adv.
Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Rd., Ramat Gan 52506, Israel
Tel: +972-3-6103100
Fax: +972-3-6103687

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (SEC File No. 333-148460) (the “Registration Statement”) of Lumenis Ltd., an Israeli company (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”) on January 4, 2008 (the “Filing Date”), as amended by Post-Effective Amendment No. 1 thereto, filed with the SEC on April 2, 2008, and which registered the offering and sale of up to 25,433,494 Ordinary Shares, par value New Israeli Shekel (“NIS”) 0.1 per share, of the Company (“Ordinary Shares”), in the aggregate, that were issuable by the Company under the Company’s 1999 Share Option Plan, 2000 Share Option Plan, Israel 2003 Share Option Plan and 2007 Share Incentive Plan (collectively, the “Plans”) as of the Filing Date.

In connection with a public offering of ordinary B shares, par value NIS 0.85 per share of the Company (“Ordinary B Shares”), that was consummated by the Company (the “Public Offering”), on February 13, 2014, the Company’s board of directors effected a reverse stock split at a ratio of 8.5 to 1 that was applied to all of the Company’s outstanding shares, options and warrants, and that increased the par value of all outstanding Ordinary Shares from NIS 0.1 to NIS 0.85. Subsequent to the Public Offering, effective as of August 26, 2014, each outstanding Ordinary Share was reclassified as one (1) Ordinary B Share (the “Reclassification”). As a result of the Reclassification, all Ordinary Shares covered by the Registration Statement were reclassified as Ordinary B Shares, and outstanding options to purchase such Ordinary Shares that were still exercisable (if any) became exercisable solely for Ordinary B Shares.

The issuance of those Ordinary B Shares underlying the options following the Reclassification was covered by a separate registration statement on Form S-8 (SEC File No. 333-196449) that was filed by the Company on June 2, 2014, and was not covered by the Registration Statement. Consequently, following the Reclassification, no further offering or issuance of Ordinary Shares occurred under the Registration Statement.

On October 12, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 18, 2015, by and among the Company, Laguna Merger Sub Ltd. (“Merger Sub”) and Laguna Holdco Ltd. (the parent company to Merger Sub and itself a wholly-owned, indirect subsidiary of XIO Fund I LP), the Company merged with Merger Sub and was thereby acquired by XIO Group (the “Merger”).  Each issued and outstanding Ordinary B Share was canceled in the Merger, entitling the holder thereof to receive $14.00 of cash consideration (the “Merger Consideration”). Each outstanding option to purchase one Ordinary B Share was converted, in the Merger, into the right to receive an amount of cash equal to the excess, if any, of the Merger Consideration over the applicable exercise price of such option

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to any of its registration statements. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and, by means of this post-effective amendment, removes from registration any and all such securities of the Company that had been registered for issuance but that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yokneam, State of Israel, on this 23rd day of November, 2015.

LUMENIS LTD.

By:	/s/ Zipora Ozer-Armon
Zipora Ozer-Armon
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Zipora Ozer-Armon	Chief Executive Officer (principal executive officer)	November 23, 2015
Zipora Ozer-Armon

/s/ Ophir Yakovian	Chief Financial Officer (principal financial officer and principal accounting officer)	November 23, 2015
Ophir Yakovian
/s/ Athene (Xiang) Li	Chairman of the Board	November 23, 2015
Athene (Xiang) Li /s/ Carsten Geyer	Director	November 23, 2015
Carsten Geyer

/s/ Murphy (Fei) Qiao	Director	November 23, 2015
Murphy (Fei) Qiao

/s/ Michal Gottlieb	Director	November 23, 2015
Michal Gottlieb

/s/ Simon Chuk	Director	November 23, 2015
Simon Chuk

/s/ Tim Robson	Director	November 23, 2015
Tim Robson

Authorized Representative in the United States:
LUMENIS INC.
By:	/s/ Zipora Ozer-Armon
Name:	Zipora Ozer-Armon
Title:	President & CEO
Date:	November 23, 2015